UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 20, 2020

Rivulet Media, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-32201	33-0824714
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1206 East Warner Road, Suite 101-I, Gilbert, Arizona 85296

 (Address of Principal Executive Offices) (Zip Code)

(480) 225-4052

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01
Entry Into a Definitive Material Agreement.

On May 20, 2020, Rivulet Media, Inc. (formerly known as Bio-Matrix Scientific Group, Inc.) (the “Company”) and Joseph M. Arpaio (“Arpaio”), who served as the 34th Sheriff of Maricopa County, entered into a Life Story Rights Agreement (the “Arpaio Agreement”), pursuant to which the Company was granted an exclusive option to acquire the motion picture, television, home-video, allied, subsidiary, and ancillary rights to Arpaio’s life story, including his name, likeness, and biography. The rights to be granted upon exercise of the option include the right to write, produce, distribute, advertise, publicize, and record soundtracks for one or more motion pictures, including remakes and sequels. The option period extends for 12 months, with a 12 month extension at the Company’s option. Prior to exercise of the option, the Company may prepare screenplays, budgets, and engage in other customary development and pre-production activities.

Arpaio shall be entitled to a consulting fee of $10,000, payable within 10 days of the earlier of exercise of the option or commencement of principal photography of the first motion picture produced under the Arpaio Agreement. If the option is not exercised, this fee does not become due. Additionally, as consideration for the rights granted under the Arpaio Agreement, Arpaio shall be entitled to compensation of $20,000 for each 30 minutes that the motion picture(s) is/are expected to run (payable pro-rata at $675 per minute), payable upon the earlier of exercise of the option or commencement of principal photography of the first motion picture produced under the Arpaio Agreement.

On May 27, 2020, the Company, Rivulet Films, Inc. (a wholly-owned subsidiary of the Company), and Paris Film, Inc. and Rob Paris (together, “Employee”) entered into an Employment Agreement (the “Paris Agreement” and together with the Arpaio Agreement, the “Agreements”), pursuant which Rivulet Films agreed to employ Employee in the position of “President of Rivulet Films.” The employment of Employee begins on June 1, 2020, for a guaranteed term of six months, following which the employment relationship may be terminated with or without good cause or for any or no reason by either Employee or Rivulet Films.

As compensation, Employee will be paid $10,000 per month, guaranteed for the first six months. Additionally, upon execution of the Paris Agreement, the Company issued options to purchase 9 million shares of common stock at an exercise price of $0.10 per share. Five million of the options vested immediately, 2 million will vest on June 1, 2021, and the remaining 2 million will vest on June 1, 2022. Employee will also have the right to participate in all equity stock option plans and programs established for employees by Rivulet Films in all aspects and benefit to that of any other similarly situated C-suite employee of Rivulet Films, including its CEO. Rivulet Films will also provide Employee with other benefits, such as bonuses, perk packages, preferred stock positions, box office bonuses, and back-end/contingent compensation made generally available to similarly situated employees, including its CEO. Employee will be attached as producer, subject to a separate producer agreement to be negotiated, to all projects sourced by Employee during the term of employment. The Paris Agreement subjects Employee to certain restrictive covenants and a standard confidentiality provision.

In connection with the employment, to the extent controlled by Employee and so long as Employee remains attached to each project in perpetuity, Employee grants to Rivulet Films a right of first refusal to all rights, title, and interest to the film projects known as Please Baby Please and Acolyte, as well as to all other film, story, or other production concepts which Employee creates, develops, or otherwise originates during the term employment and not passed on by Rivulet Films.

The foregoing summaries of the Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreements. Copies of the Agreements are attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 8.01
Other Events.

On May 26, 2020, the Company issued a press release announcing the start of production, with filming anticipated to begin June 2, 2020, of a new docu-series based on the life experiences of Joseph M. Arpaio, the text of which is attached hereto as Exhibit 99.1.

Item 9.01
Financial Statements and Exhibits.

(d)
Exhibits.

10.1
Life Story Rights Agreement between Rivulet Media, Inc. and Joseph M. Arpaio, dated May 20, 2020.
10.2
Employment Agreement between Rivulet Films, Inc., Rivulet Media, Inc., Paris Film, Inc., and Rob Paris, dated May 27, 2020.
99.1
Press release dated May 26, 2020.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2020

Rivulet Media, Inc., a Delaware corporation

By:	/s/ Mike Witherill
Mike Witherill, President

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